Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Deb Trevino
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Reports First Quarter Fiscal 2009 Results
Company Increases Projected 2009 Cost Savings by 25 Percent to $500 Million
SEATTLE; January 28, 2009 — Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its first quarter ended December 28, 2008 and announced additional cost savings initiatives for fiscal 2009.
Consolidated net revenues were $2.6 billion for the first quarter of fiscal 2009, a decrease of six percent, compared with $2.8 billion for the first quarter of 2008 driven by a decline in consolidated comparable store sales of nine percent. During the quarter, the company recognized $75.5 million in pre-tax restructuring charges, primarily related to the U.S. company-operated store closures, which impacted first quarter 2009 earnings per share (EPS) by approximately $0.06 per share. For the 13-week period ended December 28, 2008, Starbucks reported net income of $64.3 million and non-GAAP net income of $113.1 million, compared with reported net income of $208.1 million for the same period a year ago. Earnings per share for the quarter was $0.09 and non-GAAP EPS was $0.15 per share, compared with reported EPS of $0.28 in the first quarter of fiscal 2008.
“In the midst of the weakening global consumer environment, Starbucks is following a well-developed plan to strengthen our business through more efficient operations and by preserving the fundamental strengths and values of our brand,” commented Howard Schultz, chairman, president and ceo. “We remain focused on driving the discipline and rigor necessary to create long-term shareholder value, and we are taking aggressive steps to excite customers by providing relevant value and innovation, even during this challenging time.”
Troy Alstead, executive vice president and cfo, added, “With a solid balance sheet, strong cash flow and healthy liquidity, Starbucks is well-positioned to weather the challenging global economy. We will continue to take the actions necessary to scale our cost structure to meet current business trends while positioning the company to drive margin expansion when the environment improves.”
Actions to Further Align Business with Current Operating Environment
Starbucks today announced the following actions aimed at aligning its business with the current operating environment:
•	As a result of the ongoing, rigorous evaluation of its global store portfolio, the company plans to close approximately 300 additional underperforming company-operated stores, approximately 200 in the U.S. and the remainder in international markets. These stores are in addition to the approximately 600 U.S. and 61 Australian market store closures announced in July 2008. The majority of the new store closures are expected to occur during the remainder of fiscal 2009.

•	Starbucks has further reduced its fiscal 2009 new company-operated store openings target in the U.S. to 140 new stores from its previous target of 200 new stores. Internationally, the company now plans to open 170 new stores in fiscal 2009, down from the Company’s previous expectation to open 270 new stores. Accordingly, capital expenditures for fiscal 2009 are now expected to be approximately $600 million, a $100 million
- more -

-page 2-
reduction from the company’s previous estimate. The company has also lowered its net new licensed store opening target, and is now expecting to open approximately 125 net new licensed stores in the U.S. and approximately 360 net new licensed stores internationally.

•	The company anticipates that the store closures, combined with reduced store openings for fiscal 2009 and other labor efficiency initiatives, could result in a reduction of as many as 6,000 store positions over the course of fiscal 2009. Wherever possible, Starbucks plans to place affected store employees (partners) elsewhere in its store organization.

•	As part of the effort to align the company’s non-retail support organization with the current operating environment, Starbucks plans a global workforce reduction that will result in approximately 700 non-store partners being separated from the company in the U.S. and internationally, with about half at the company’s support center in Seattle.
The cost reduction initiatives announced today, combined with $400 million in targeted cost savings announced in early December, increase Starbucks fiscal 2009 cost reduction target to $500 million. This target consists of anticipated savings resulting from store closures, reduction of support staff and infrastructure, supply chain efficiencies, store operations improvements and various other initiatives across the business. The company’s cost reduction initiatives delivered approximately $75 million of benefit in the first fiscal quarter, and are expected to deliver approximately $100 million in the second quarter, approximately $150 million in the third, and approximately $175 million in the fourth quarter of fiscal 2009.
The aggregate pre-tax charges associated with the additional store closures and headcount reductions are estimated to be up to approximately $230 million. Pre-tax charges related to today’s announced store closures include approximately $60 million of asset write-offs to be recognized in the second quarter of fiscal 2009. In addition, up to $140 million for lease termination costs and future lease obligations are currently expected, the majority of which are estimated to be recognized over the balance of fiscal 2009. Costs associated with severance related to the reductions in workforce are currently estimated to be up to $30 million, and Starbucks anticipates that the majority of these charges will be recorded in the second fiscal quarter of 2009. Upon the completion of the restructuring actions noted above, cash charges are expected to result in net cash outflow of approximately $100 million, net of related income tax benefits.
Given the uncertainty in the global consumer retail environment, Starbucks is not providing revenue and earnings guidance at this time.
First Quarter Financial Results
The six percent decrease in consolidated net revenues in the first fiscal quarter of 2009 was driven by consolidated comparable store sales of negative nine percent. For the quarter, U.S. total net revenues were $2.0 billion, a decline of $121 million, or six percent, due to decreased revenues from company-operated retail stores. U.S. comparable stores sales declined 10 percent, due to lower volume of transactions and average value per transaction. International total net revenues were $495.7 million for the 13 weeks ended December 28, 2008, down $45.1 million, or eight percent, compared with the same period last year, primarily due to the stronger U.S. dollar relative to the British pound and Canadian dollar. Also contributing to the decrease in International revenues was a three-percent decline in comparable store sales, primarily driven by further softening of traffic in the UK and Canadian
- more -

-page 3-

markets. Both markets posted negative comparable store sales for the quarter. For the Global Consumer Products Group (CPG), total net revenues increased by 14 percent, or $13.7 million, to $114.3 million for the first quarter of fiscal 2009, due primarily to increased sales of packaged coffee to its distributor.
Consolidated cost of sales including occupancy costs increased 290 basis points to 45.8 percent of total net revenues for the 13 weeks ended December 28, 2008, compared with 42.9 percent in the corresponding period in fiscal 2008. The increase primarily resulted from higher coffee usage due to new quality standards, which began in the second quarter of fiscal 2008, and increased coffee commodity costs. Higher distribution costs and higher beverage costs as a result of new product innovations also contributed to the increase.
Store operating expenses as a percentage of related company-operated retail revenues rose 360 basis points to 43.0 percent in the first quarter of fiscal 2009, from 39.4 percent for the prior year period. The increase was primarily due to higher payroll expenditures as a percentage of revenues in the U.S. and International segments and costs for the company’s North America leadership conference held in New Orleans in October 2008. In addition, $23 million in store impairment charges were recorded compared with $4 million in the comparable prior year period. Partially offsetting the increases noted were savings from reduced headcount in the regional overhead support organization.
General and administrative expenses as a percentage of total net revenues improved 50 basis points to 4.0 percent for the first quarter of fiscal 2009, from 4.5 percent for the corresponding period of fiscal 2008. The improvement was primarily due to lower payroll-related expenses, due in part to the reduction in headcount as a result of the decision in July 2008 to eliminate approximately 1,000 open and filled positions.
Restructuring charges of $75.5 million for the quarter were primarily composed of lease exit and other costs associated with the closure of 179 U.S. company-operated stores during the quarter. Since the July 2008 announcement of plans to close approximately 600 stores, a total of 384 of these stores have been closed. The remaining store closures in this initial group of targeted closures are expected to occur by the end of fiscal 2009, and the related lease exit costs are expected to be recognized during that time frame.
Consolidated operating income was $117.7 million for the 13 weeks ended December 28, 2008, compared with operating income of $333.1 million in the comparable prior year period. Operating margin was 4.5 percent of total net revenues for the first quarter of fiscal 2009 compared with 12.0 percent for the same period a year ago. Nearly half of the margin contraction resulted from softer revenues. The decline was also driven by restructuring charges of $75.5 million recognized in the first quarter of fiscal 2009, which accounted for 290 basis points. Excluding the restructuring charges, non-GAAP operating margin for the first quarter of fiscal 2009 was 7.4 percent.
For the first quarter of fiscal 2009, the U.S. segment produced operating income of $134.0 million, compared with $310.9 million for the same period a year ago. Operating margin was 6.7 percent of related revenues for the first quarter fiscal 2009 compared with 14.6 percent in the corresponding period of fiscal 2008. This decrease was primarily driven by softer revenues due to both weak traffic and a lower average ticket, and restructuring charges of $54.4 million recorded in the period, which had a 270 basis point
- more -

-page 4-

impact. The operating margin was also impacted by higher cost of sales including occupancy costs resulting primarily from higher coffee and distribution costs, and higher store operating expenses due in part to the cost of the company’s North America leadership conference held in New Orleans in October 2008. Excluding the restructuring charges, U.S. segment non-GAAP operating margin for the first quarter of fiscal 2009 was 9.4 percent.
International operating income decreased to $12.9 million for the first quarter of fiscal 2009, with the related operating margin contracting 740 basis points to 2.6 percent of related revenues, from 10.0 percent in the first quarter of fiscal 2008. The primary reasons for this decline were higher store operating expenses due to increased store impairment charges and higher cost of sales including occupancy costs, due in part to higher coffee and distribution costs.
Operating income for the CPG segment increased to $51.5 million for the 13 weeks ended December 28, 2008, a two percent increase over first quarter of fiscal 2008. Operating margin decreased 520 basis points to 45.1 percent of related revenues from 50.3 percent for the prior year period. This decrease was due to higher coffee commodity costs and a revenue mix shift toward the initial sale of coffee to the company’s distributor.
Balance Sheet and Cash Flows
For the first quarter of fiscal 2009, cash flow from operations was $694 million, compared with $808 million in the same period in fiscal 2008, while capital expenditures for first quarter of fiscal 2009 declined to $173 million versus $264 million for the previous year period. Free cash flow for the 13 weeks ended December 28, 2008 was $521 million, which was mainly used for short-term debt reduction. Starbucks defines free cash flow as cash flow from operations less capital expenditures.
During the first quarter of fiscal 2009, Starbucks reduced its short-term borrowings by $423 million, ending the quarter at $290 million outstanding, down from the $713 million balance at the end of fiscal 2008. Cash, cash equivalents, and short-term investments totaled $396 million at December 28, 2008 and were in excess of the company’s short-term borrowings balance by $106 million. Given the company’s current cash position, solid cash flow generation and available capacity under its existing credit facility and commercial paper programs, Starbucks expects to have sufficient liquidity to meet all operating requirements.
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo, and Troy Alstead, executive vice president and cfo. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, January 30, 2009, by calling 1-800-642-1687, reservation number 61841592. A replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, February 27, 2009, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in
- more -

-page 5-

conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008 for additional information.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com
Forward-Looking Statements
This release contains forward-looking statements relating to certain company initiatives and plans, as well as trends in or expectations regarding, the expected effects of and costs associated with its transformation strategy, restructuring and other initiatives, store openings and closings, and capital expenditures, as well as liquidity, cost reductions and expense control. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s transformation strategy, restructuring, cost reduction, and other initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2008. The company assumes no obligation to update any of these forward-looking statements.
- more -

-page 6-

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Dec 28,	Dec 30,	%	Dec 28,	Dec 30,
	2008	2007	Change	2008	2007
	(in millions, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$2,176.2	$2,351.5	(7.5)%	83.2%	85.0%
Specialty:
Licensing	334.3	304.8	9.7	12.8	11.0
Foodservice and other	104.7	111.3	(5.9)	4.0	4.0

Total specialty	439.0	416.1	5.5	16.8	15.0

Total net revenues	2,615.2	2,767.6	(5.5)	100.0	100.0

Cost of sales including occupancy costs	1,196.8	1,186.0	0.9	45.8	42.9
Store operating expenses (a)	936.6	927.3	1.0	35.8	33.5
Other operating expenses (b)	72.6	85.7	(15.3)	2.8	3.1
Depreciation and amortization expenses	134.3	133.2	0.8	5.1	4.8
General and administrative expenses	105.2	125.9	(16.4)	4.0	4.5
Restructuring charges	75.5	—	nm	2.9	—

Total operating expenses	2,521.0	2,458.1	2.6	96.4	88.8

Income from equity investees	23.5	23.6	(0.4)	0.9	0.9

Operating income	117.7	333.1	(64.7)	4.5	12.0

Interest income and other, net	(6.4)	10.7	nm	(0.2)	0.4
Interest expense	(13.0)	(17.1)	(24.0)	(0.5)	(0.6)

Earnings before income taxes	98.3	326.7	(69.9)	3.8	11.8

Income taxes (c)	34.0	118.6	(71.3)	1.3	4.3

Net earnings	$64.3	$208.1	(69.1)	2.5%	7.5%

Net earnings per common share — diluted	$0.09	$0.28	(67.9)%

Weighted avg. shares outstanding — diluted	739.1	744.9

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 43.0 percent for the 13 weeks ended December 28, 2008, and 39.4 percent for the 13 weeks ended December 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 16.5 percent for the 13 weeks ended December 28, 2008, and 20.6 percent for the 13 weeks ended December 30, 2007.

(c)	The effective tax rates were 34.6 percent for the 13 weeks ended December 28, 2008, and 36.3 percent for the 13 weeks ended December 30, 2007.
- more -

-page 7-

Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):
     United States

	Dec 28,	Dec 30,	%	Dec 28,	Dec 30,
	2008	2007	Change	2008	2007
				As a % of U.S. total net
13 Weeks Ended				revenues
Net revenues:
Company-operated retail	$1,761.8	$1,890.3	(6.8)%	87.9%	88.9%
Specialty:
Licensing	150.9	137.9	9.4	7.5	6.5
Foodservice and other	92.5	98.0	(5.6)	4.6	4.6

Total specialty	243.4	235.9	3.2	12.1	11.1

Total net revenues	2,005.2	2,126.2	(5.7)	100.0	100.0

Cost of sales including occupancy costs	880.9	872.9	0.9	43.9	41.1
Store operating expenses (a)	766.4	764.9	0.2	38.2	36.0
Other operating expenses (b)	48.0	59.0	(18.6)	2.4	2.8
Depreciation and amortization expenses	97.4	98.4	(1.0)	4.9	4.6
General and administrative expenses	24.6	20.5	20.0	1.2	1.0
Restructuring charges	54.4	—	nm	2.7	—

Total operating expenses	1,871.7	1,815.7	3.1	93.3	85.4

Income from equity investees	0.5	0.4	25.0	0.0	0.0

Operating income	$134.0	$310.9	(56.9)%	6.7%	14.6%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 43.5 percent for the 13 weeks ended December 28, 2008, and 40.5 percent for the 13 weeks ended December 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 19.7 percent for the 13 weeks ended December 28, 2008, and 25.0 percent for the 13 weeks ended December 30, 2007.
- more -

-page 8-

International

	Dec 28,	Dec 30,	%	Dec 28,	Dec 30,
	2008	2007	Change	2008	2007
				As a % of International total net
13 Weeks Ended				revenues
Net revenues:
Company-operated retail	$414.4	$461.2	(10.1)%	83.6%	85.3%
Specialty:
Licensing	69.1	66.3	4.2	13.9	12.3
Foodservice and other	12.2	13.3	(8.3)	2.5	2.5

Total specialty	81.3	79.6	2.1	16.4	14.7

Total net revenues	495.7	540.8	(8.3)	100.0	100.0

Cost of sales including occupancy costs	251.4	260.0	(3.3)	50.7	48.1
Store operating expenses (a)	170.2	162.4	4.8	34.3	30.0
Other operating expenses (b)	17.3	20.8	(16.8)	3.5	3.8
Depreciation and amortization expenses	25.4	25.7	(1.2)	5.1	4.8
General and administrative expenses	28.4	29.9	(5.0)	5.7	5.5
Restructuring charges	2.0	—	nm	0.4	—

Total operating expenses	494.7	498.8	(0.8)	99.8	92.2

Income from equity investees	11.9	12.1	(1.7)	2.4	2.2

Operating income	$12.9	$54.1	(76.2)%	2.6%	10.0%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 41.1 percent for the 13 weeks ended December 28, 2008, and 35.2 percent for the 13 weeks ended December 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.3 percent for the 13 weeks ended December 28, 2008, and 26.1 percent for the 13 weeks ended December 30, 2007.
Global Consumer Products Group (CPG)

	Dec 28,	Dec 30,	%	Dec 28,	Dec 30,
	2008	2007	Change	2008	2007
				As a % of CPG
13 Weeks Ended				total net revenues
Net revenues:
Specialty:
Licensing	$114.3	$100.6	13.6%	100.0%	100.0%

Total specialty	114.3	100.6	13.6	100.0	100.0

Cost of sales	64.5	53.1	21.5	56.4	52.8
Other operating expenses	7.3	5.9	23.7	6.4	5.9
General and administrative expenses	2.1	2.1	—	1.8	2.1

Total operating expenses	73.9	61.1	20.9	64.7	60.7

Income from equity investees	11.1	11.1	—	9.7	11.0

Operating income	$51.5	$50.6	1.8%	45.1%	50.3%

Unallocated Corporate

	Dec 28,	Dec 30,	%	Dec 28,	Dec 30,
	2008	2007	Change	2008	2007
13 Weeks Ended				As a % of total net revenues
Depreciation and amortization expenses	$11.5	$9.1	26.4%	0.4%	0.3%
General and administrative expenses	50.1	73.4	(31.7)	1.9	2.7
Restructuring charges	19.1	—	nm	0.7	—

Operating loss	$(80.7)	$(82.5)	(2.2)%	(3.1)%	(3.0)%

- more -

-page 9-

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(unaudited)

	December 28,	September 28,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$356.8	$269.8
Short-term investments — available-for-sale securities	3.0	3.0
Short-term investments — trading securities	35.7	49.5
Accounts receivable, net	332.0	329.5
Inventories	590.4	692.8
Prepaid expenses and other current assets	159.7	169.2
Deferred income taxes, net	216.3	234.2

Total current assets	1,693.9	1,748.0

Long-term investments — available-for-sale securities	80.0	71.4
Equity and cost investments	311.1	302.6
Property, plant and equipment, net	2,822.5	2,956.4
Other assets	294.2	261.1
Other intangible assets	66.8	66.6
Goodwill	261.9	266.5

TOTAL ASSETS	$5,530.4	$5,672.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$290.2	$713.0
Accounts payable	268.6	324.9
Accrued compensation and related costs	251.5	253.6
Accrued occupancy costs	124.9	136.1
Accrued taxes	112.3	76.1
Insurance reserves	145.3	152.5
Other accrued expenses	161.3	164.4
Deferred revenue	598.3	368.4
Current portion of long-term debt	0.6	0.7

Total current liabilities	1,953.0	2,189.7

Long-term debt	549.5	549.6
Other long-term liabilities	443.3	442.4

Total liabilities	2,945.8	3,181.7

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200.0 shares; issued and outstanding, 738.0 and 735.5 shares, respectively, (includes 3.4 common stock units in both periods)	0.7	0.7
Additional paid-in-capital	32.9	—
Other additional paid-in-capital	39.4	39.4
Retained earnings	2,466.7	2,402.4
Accumulated other comprehensive income	44.9	48.4

Total shareholders’ equity	2,584.6	2,490.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,530.4	$5,672.6

- more -

-page 10-

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	13 Weeks Ended
	December 28,	December 30,
	2008	2007
OPERATING ACTIVITIES:
Net earnings	$64.3	$208.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	141.0	139.9
Provision for impairments and asset disposals	65.3	4.9
Deferred income taxes, net	(1.9)	(22.1)
Equity in income of investees	(17.0)	(11.0)
Distributions from equity investees	16.1	9.2
Stock-based compensation	22.3	24.3
Tax benefit from exercise of stock options	0.3	1.1
Excess tax benefit from exercise of stock options	(5.6)	(3.0)
Other	14.1	(0.1)
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	99.1	111.9
Accounts payable	(41.8)	(42.6)
Accrued taxes	42.1	124.6
Deferred revenue	233.6	215.6
Other operating assets and liabilities	61.6	46.8

Net cash provided by operating activities	693.5	807.6

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(5.2)	(41.9)
Sale of available-for-sale securities	—	33.8
Net purchases of equity, other investments and other assets	(5.3)	(2.1)
Net additions to property, plant and equipment	(172.6)	(263.6)

Net cash used by investing activities	(183.1)	(273.8)

FINANCING ACTIVITIES:
Repayments of commercial paper	(16,474.3)	(21,910.3)
Proceeds from issuance of commercial paper	16,201.4	21,729.5
Repayments of short-term borrowings	(512.0)	—
Proceeds from short-term borrowings	362.0	—
Proceeds from issuance of common stock	7.6	21.6
Excess tax benefit from exercise of stock options	5.6	3.0
Principal payments on long-term debt	(0.2)	(0.2)
Repurchase of common stock	—	(311.3)
Other	(0.5)	—

Net cash used by financing activities	(410.4)	(467.7)

Effect of exchange rate changes on cash and cash equivalents	(13.0)	1.9

Net increase/(decrease) in cash and cash equivalents	87.0	68.0
CASH AND CASH EQUIVALENTS:
Beginning of period	269.8	281.3

End of the period	$356.8	$349.3

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$4.3	$8.6
Income taxes	$5.3	$16.4
- more -

-page 11-

Fiscal First Quarter 2009 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened/(closed)
	during the period
	13 Weeks Ended		Stores open as of
	Dec 28,	Dec 30,	Dec 28,	Dec 30,
	2008	2007	2008	2007

United States:
Company-operated Stores	(100)	294	7,138	7,087
Licensed Stores	70	190	4,399	4,081

	(30)	484	11,537	11,168

International:
Company-operated Stores (1)	69	90	2,048	1,833
Licensed Stores (1)	156	171	3,290	2,755

	225	261	5,338	4,588

Total	195	745	16,875	15,756

(1)	International store data has been adjusted for the acquisition of retail store locations in Quebec and Atlantic Canada from former licensees Coffee Vision, Inc. and Coffee Vision Atlantic, Inc., by reclassifying historical information from Licensed Stores to Company-operated stores.
Fiscal 2009 Net New Store Target

Company-operated net new stores
United States
New	140
Closed	(600)

Total company-operated United States	(460)

International
New	170
Closed	(100)

Total company-operated International	70

Total company-operated net new stores	(390)

Licensed net new stores
United States	125
International	360

Total licensed net new stores	485

Total consolidated net new stores	95

- more -

-page 12-

Non-GAAP Disclosure
In addition to the GAAP financial measures provided in this release, the company provides historical non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (or net earnings), and non-GAAP earnings per share, as well as free cash flow. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP EPS are operating income, operating margin, net income, and diluted net earnings per share, respectively. The GAAP measures most directly comparable to free cash flow is cash flow from operations (or net cash provided by operating activities).
The historical non-GAAP financial measures provided in this release, other than free cash flow, exclude restructuring charges, primarily related to the U.S. company-operated store closures and impact of recent head count reductions. Free cash flow is defined as cash flow from operations less capital expenditures (or net additions to property, plant and equipment). The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance. More specifically, for historical non-GAAP financial measures other than free cash flow, management excludes each of those items mentioned above because it believes that these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.
STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

	13 Weeks Ended
	Dec 28,	Dec 30,
	2008	2007
Consolidated Operating Income and Operating Margin
Operating income, as reported (GAAP)	$117.7	$333.1
Restructuring charges	75.5	—

Non-GAAP operating income	$193.2	$333.1

Operating margin, as reported (GAAP)	4.5%	12.0%
Restructuring charges	2.9	—

Non-GAAP operating margin	7.4%	12.0%

United States Operating Income and Operating Margin
Operating income, as reported (GAAP)	$134.0	$310.9
Restructuring charges	54.4	—

Non-GAAP operating income	$188.4	$310.9

Operating margin, as reported (GAAP)	6.7%	14.6%
Restructuring charges	2.7	—

Non-GAAP operating margin	9.4%	14.6%

Consolidated Net Earnings
Net earnings, as reported (GAAP)	$64.3	$208.1
Restructuring charges	48.8	—

Non-GAAP net earnings	$113.1	$208.1

Earnings Per Share
EPS, as reported (GAAP)	$0.09	$0.28
Restructuring charges	0.06	—

Non-GAAP EPS	$0.15	$0.28

Free Cash Flow
Net cash provided by operating activities	$693.5	$807.6
Net additions to property, plant and equipment	(172.6)	(263.6)

Free cash flow	$520.9	$544.0

© 2009 Starbucks Coffee Company. All rights reserved.
###